Exhibit 21.1

LIST OF SUBSIDIARIES

Akcea Therapeutics UK Limited, a United Kingdom Limited Private Company

Akcea Therapeutics Canada, Inc., a Canadian Corporation

Akcea Therapeutics France SAS, a French Company

Akcea Therapeutics Germany GmbH, a German Corporation

Akcea Therapeutics Securities Corporation, a Massachusetts Corporation
Akcea Therapeutics Ireland Limited